Exhibit 10.3

EMPLOYEE BENEFITS AGREEMENT

by and between

ASTRONICS CORPORATION

and

MOD-PAC CORP.

Dated as of December 7, 2002

EMPLOYEE BENEFITS AGREEMENT

        THIS EMPLOYEE BENEFITS AGREEMENT, dated as of December 7, 2002, is by and between ASTRONICS CORPORATION and MOD-PAC CORP. Capitalized terms used herein (other than the formal names of Astronics Plans (as defined below) and related trusts of Astronics) and not otherwise defined shall have the respective meanings assigned to them in Article I or as assigned to them in the Separation and Distribution Agreement (as defined below).

R E C I T A L S

        WHEREAS, the Board of Directors of Astronics has determined that it is in the best interests of Astronics and its stockholders to separate the MOD-PAC Business from Astronics;

        WHEREAS, in furtherance of the foregoing, Astronics and MOD-PAC have entered into a Separation and Distribution Agreement, dated as of December 7, 2002, (the "Separation and Distribution Agreement") and certain other agreements that will govern certain matters relating to the Separation, Distribution and the relationship of Astronics and MOD-PAC and their respective Subsidiaries following the Distribution; and

        WHEREAS, pursuant to the Separation and Distribution Agreement, Astronics and MOD-PAC have agreed to enter into this agreement allocating assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

        Section 1.1. DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

        (a) AGREEMENT means this Employee Benefits Agreement, including all the Schedules and Exhibits hereto.

        (b) ASTRONICS ENTITY means any Person that is, at the relevant time, an Affiliate of Astronics, except that, after the Close of the Distribution Date, the term "Astronics Entity" shall not include MOD-PAC or an MOD-PAC Entity.

        (c) ASTRONICS EXECUTIVE means an employee or former employee of Astronics, a Astronics Entity, MOD-PAC or an MOD-PAC Entity, who immediately before the Close of the Distribution Date is eligible to participate in or receive a benefit under any Astronics Executive Benefit Plan.

        (d) ASTRONICS LEAVE OF ABSENCE PROGRAMS means the Personal Leave, Maternity Leave, Family and Medical Care Leave, and Military Leave Programs offered from time to time under the personnel policies and practices of Astronics.

        (e) ASTRONICS DISABILITY PLAN means the Astronics Corporation Long-Term Disability Benefit Plan.

        (f) ASTRONICS STOCK VALUE means the weighted averages of the regular way trading prices of Astronics Common Stock as listed on the Nasdaq National Market on the Distribution Date or, if the Distribution Date is not a trading day on the Nasdaq, on the trading day that is immediately preceding the Distribution Date.

        (g) ASTRONICS WCP means the Astronics Workers' Compensation Program, comprised of various arrangements established by Astronics or a Astronics Entity to comply with the workers' compensation requirements of the states in which Astronics and its Affiliates conduct business.

        (h) AUDITING PARTY is defined in Section 6.5(a)(i)

        (i) AWARD means an award under a Stock Award Plan.

        (j) CLOSE OF THE DISTRIBUTION DATE means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Distribution Date.

        (k) COBRA means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

        (l) CODE means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

        (m) DEPENDANT CARE REIMBURSEMENT ACCOUNT, when immediately preceded by "Astronics," means the Astronics Dependant Care Reimbursement Account Plan. When immediately preceded by "MOD-PAC," Dependant Care Reimbursement Account means the dependant care reimbursement account plan to be established by MOD-PAC pursuant to Section 2.3.

        (n) DOL means the United States Department of Labor.

        (o) ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

        (p) EXECUTIVE BENEFIT PLANS, when immediately preceded by "Astronics," means the executive benefit and nonqualified plans, programs, and arrangements established, maintained, agreed upon, or assumed by Astronics or a Astronics Entity for the benefit of employees and former employees of Astronics or a Astronics Entity before the Close of the Distribution Date, including the plans listed in Schedule I. When immediately preceded by "MOD-PAC," Executive Benefit Plans means the executive benefit plans and programs to be established by MOD-PAC pursuant to Section 2.3 that correspond to the respective Astronics Executive Benefit Plans.

        (q) FMLA means the Family and Medical Leave Act of 1993, as amended.

        (r) GROUP LIFE AND AD&D PROGRAM, when immediately preceded by "Astronics," means the Astronics Corporation Group Life and Accidental Death and Dismemberment Insurance Plan When immediately preceded by "MOD-PAC," Group Life and AD&D Program means the life insurance plans and programs to be established by MOD-PAC pursuant to Section 2.3 that correspond to the respective Astronics Group Life and AD&D Programs.

        (s) HEALTH CARE REIMBURSEMENT ACCOUNT PLAN, when immediately preceded by "Astronics," means the Astronics Health Care Reimbursement Account Plan. When immediately preceded by "MOD-PAC," Health Care Reimbursement Account Plan means the health care reimbursement account plan to be established by MOD-PAC pursuant to Section 2.3.

        (t) HEALTH AND WELFARE PLANS, when immediately preceded by "Astronics," means the health and welfare plans listed on Schedule I established and maintained by Astronics for the benefit of employees and retirees of Astronics and certain Astronics Entities, and such other welfare plans or programs as may apply to such employees and retirees as of the Distribution Date. When immediately preceded by "MOD-PAC," Health and Welfare Plans means the health and welfare plans to be established by MOD-PAC pursuant to Section 2.3 that correspond to the respective Astronics Health and Welfare Plans.

        (u) HEALTH PLANS, when immediately preceded by "Astronics," means the Astronics Corporation Dental Plan, the Astronics Corporation Medical Plan, the Astronics Health Care Reimbursement Account Plan and [the Astronics Corporation Vision Plan]. When immediately preceded by "MOD-PAC," Health Plans means the health plans to be established by MOD-PAC pursuant to Section 2.3 that correspond to the respective Astronics Health Plans.

        (v) HMO means a health maintenance organization that provides benefits under the Astronics Medical Plans or the MOD-PAC Medical Plans.

        (w) HMO AGREEMENTS is defined in Section 4.2(b)(i).

        (x) IMMEDIATELY AFTER THE DISTRIBUTION DATE means 12:00 A.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the day after the Distribution Date.

        (y) IRS means the Internal Revenue Service.

        (z) LEGALLY PERMISSIBLE is defined in Section 4.7(a).

        (aa) MATERIAL FEATURE means any feature of a Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants and beneficiaries of the Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided by the employer under such Plan and the amount or level of contributions, if any, required to be made by participants (or their dependents or beneficiaries) to such Plan.

        (bb) MEDICAL PLANS, when immediately preceded by "Astronics," means the Astronics Corporation Medical Benefits Plan. When immediately preceded by "MOD-PAC," Medical Plans means the medical plans to be established by MOD-PAC pursuant to Section 2.3 that correspond to the respective Astronics Medical Plans.

        (cc) MOD-PAC ENTITY means any Person that is, at the relevant time, a Subsidiary of MOD-PAC or is otherwise controlled, directly or indirectly, by MOD-PAC.

        (dd) MOD-PAC INDIVIDUAL means any individual who, at the Close of the Distribution Date, is either actively employed by, or on a leave of absence from, MOD-PAC or an MOD-PAC Entity. Individuals who are receiving sickness or accident benefits or benefits under a workers compensation program who have been assigned to MOD-PAC pursuant to the principles described in Schedule II shall be MOD-PAC Individuals. An alternate payee under a QDRO, an alternate recipient under a QMCSO, a beneficiary or a covered dependent, in each case of an employee described in the preceding sentence shall also be an MOD-PAC Individual with respect to that employee's benefit under the applicable Plans. Such an alternate payee, alternate recipient, beneficiary, or covered dependent shall not otherwise be considered an MOD-PAC Individual with respect to his or her own benefits under any applicable Plans unless he or she is an MOD-PAC Individual by virtue of the first sentence of this definition.

        (ee) MOD-PAC STOCK VALUE means the weighted averages of the regular way trading prices of MOD-PAC Common Stock as listed on the Nasdaq National Market on the first trading day after the Close of the Distribution Date.

        (ff) NON-EMPLOYEE DIRECTOR, when immediately preceded by "Astronics," means a member of Astronics' Board of Directors who is not an employee of Astronics, a Astronics Entity, MOD-PAC, or an MOD-PAC Entity. When immediately preceded by "MOD-PAC," Non-Employee Director means a member of MOD-PAC's Board of Directors who is not an employee of Astronics, a Astronics Entity, MOD-PAC or an MOD-PAC Entity.

        (gg) NON-EMPLOYEE DIRECTOR PLAN, when immediately preceded by "Astronics," means the 1993 Director Stock Option Plan and the 1999 Director Stock Option Plan. When immediately preceded by "MOD-PAC," Non-Employee Director Plan means the plan to be established by MOD-PAC pursuant to Section 2.3 that corresponds to the Astronics Non-Employee Director Plan.

        (hh) NON-PARTIES are defined in Section 6.5(a)(2).

        (ii) OPTION, when immediately preceded by "Astronics," means an option to purchase Astronics Common Stock. When immediately preceded by "MOD-PAC," Option means an option to purchase MOD-PAC Common Stock, in each case pursuant to a Stock Award Plan.

        (jj) PARTICIPATING COMPANY means (a) Astronics, (b) any Person other than an individual that Astronics has approved for participation in, and which is participating in, a Plan sponsored by Astronics, and (c) any Person (other than an individual) which, by the terms of such a Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

        (kk) PLAN, when immediately preceded by "Astronics" or "MOD-PAC," means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle providing benefits to employees, former employees or Non-Employee Directors of Astronics or a Astronics Entity, or MOD-PAC or an MOD-PAC Entity, as applicable.

        (ll) QDRO means a domestic relations order which qualifies under Code Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee's right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under any of the Astronics Pension Plans or the Astronics Savings Plans.

        (mm) QMCSO means a medical child support order which qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient's right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under a Astronics Health Plan.

        (nn) RATIO means the amount obtained by dividing the Astronics Stock Value by the MOD-PAC Stock Value; provided, however, that, in determining the Ratio, adjustments may be made to minimize the independent, determinable and verifiable effects of events other than the Distribution on the Astronics Stock Value and the MOD-PAC Stock Value.

        (oo) SAVINGS PLAN, when immediately preceded by "Astronics," means the Atro Companies Savings/401(k) Plan. When immediately preceded by "MOD-PAC," Savings Plans means the savings plan to be established by MOD-PAC pursuant to Section 2.3 that corresponds to the Atro Companies Savings/401(k) Plan.

        (pp) SEPARATION AND DISTRIBUTION AGREEMENT is defined in the second recital of this Agreement.

        (qq) SICKNESS AND SHORT-TERM DISABILITY PLAN, when immediately preceded by "Astronics," means the Astronics Sickness and Short Term Disability Plan. When immediately preceded by "MOD-PAC," Sickness and Short Term Disability Plan means the sickness and short-term disability plan to be established by MOD-PAC pursuant to Section 2.3.

        (rr) STOCK AWARD PLAN, when immediately preceded by "Astronics," means any of the Astronics Corporation Incentive Stock Option Plan, the Astronics Corporation 1992 Incentive Stock Option Plan, the Astronics Corporation 2001 Incentive Stock Option Plan and such other stock-based incentive plans that have been assumed by Astronics by reason of merger, acquisition, or otherwise. When immediately preceded by "MOD-PAC," Stock Award Plans means the stock award plans to be established by MOD-PAC pursuant to Section 2.3.

        (ss) STOCK PURCHASE PLAN, when immediately preceded by "Astronics," means the Astronics Corporation Employee Stock Purchase Plan. When immediately preceded by "MOD-PAC," Stock Purchase Plan means the stock purchase plan to be established by MOD-PAC pursuant to Section 2.3.

        (tt) SUPPLEMENTAL RETIREMENT PLAN, when immediately preceded by "Astronics," means the Astronics Corporation Supplemental Retirement Plan. When immediately preceded by "MOD-PAC" means the supplemental retirement plan to be established by MOD-PAC.

        (uu) NON-QUALIFIED DEFERRED COMPENSATION PLAN, when immediately preceded by "Astronics" means the Astronics Corporation Non-Qualified Deferred Compensation Plan. When immediately preceded by "MOD-PAC" means the non-qualified deferred compensation plan to be established by MOD-PAC.

ARTICLE II.

GENERAL PRINCIPLES

        Section 2.1. ASSUMPTION OF LIABILITIES BY MOD-PAC. As provided in this Agreement, MOD-PAC will continue to be a Participating Company in the Astronics Health and Welfare Plans. Except as otherwise provided in this Agreement, MOD-PAC hereby assumes and agrees to pay, perform, fulfill and discharge, or cause an MOD-PAC Plan to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities (regardless of when or where such Liabilities arose or arise or were or are incurred) to or relating to MOD-PAC Individuals, and their dependents and beneficiaries, under or with respect to employee compensation programs, plans or policies or any Plan to the extent relating to, arising out of or resulting from future, present or former employment with MOD-PAC, a MOD-PAC Entity, Astronics or an Astronics Entity (including Liabilities under Astronics Plans and MOD-PAC Plans). Notwithstanding the foregoing, (i) MOD-PAC shall not, by virtue of any provision of this Agreement or the Separation and Distribution Agreement, be deemed to have assumed any Excluded Liability or to have agreed to alter or amend any provision of the Separation and Distribution Agreement, and (ii) MOD-PAC shall not, by virtue of this Section 2.1, be deemed to have assumed a Liability that would otherwise be the Liability of any MOD-PAC Plan.

        Section 2.2. MOD-PAC PARTICIPATION IN ASTRONICS HEALTH AND WELFARE PLANS.

        (a) PARTICIPATION IN ASTRONICS HEALTH AND WELFARE PLANS. Effective Immediately after the Distribution Date and subject to the terms and conditions of this Agreement, MOD-PAC shall continue to be a Participating Company in the Astronics Health and Welfare Plans in effect Immediately after the Distribution Date, and Astronics hereby consents to such status. Each MOD-PAC Entity that is, as of the Close of the Distribution Date, a Participating Company in any of such Astronics Plans shall continue as such. Effective Immediately after the Distribution Date, a MOD-PAC Entity not described in the preceding sentence may, at its request and with the consent of Astronics (which shall not be unreasonably withheld), become a Participating Company in any or all of the Astronics Health and Welfare Plans. Without Astronics' consent, neither MOD-PAC nor any MOD-PAC Entity shall become a Participating Company in any such Astronics Plan established after the Distribution Date.

        (b) MOD-PAC'S GENERAL OBLIGATIONS AS PARTICIPATING COMPANY. MOD-PAC shall perform with respect to its participation in the Astronics Health and Welfare Plans, and shall cause each other MOD-PAC Entity that is a Participating Company in any Astronics Health and Welfare Plan to perform, the duties of a Participating Company as set forth in such Plans or any procedures adopted pursuant thereto, including: (i) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable Astronics Health and Welfare Plan; (ii) cooperating fully with benefit personnel and benefit vendors; (iii) preserving the confidentiality of all financial arrangements Astronics has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom Astronics has entered into an agreement relating to the Astronics Health and Welfare Plans; and (iv) preserving the confidentiality of participant health information (including health information in relation to FMLA leaves).

        (c) TERMINATION OF PARTICIPATING COMPANY STATUS. MOD-PAC and a MOD-PAC Entity shall cease to be a Participating Company in the Astronics Health and Welfare Plans upon the earlier of (i) MOD-PAC's establishment of the MOD-PAC Health and Welfare Plans or (ii) MOD-PAC providing not less than 30 days advance written notice to Astronics that MOD-PAC, or a MOD-PAC Entity, will ceases its participation in all or some of the Astronics Health and Welfare Plans. Further, MOD-PAC and a MOD-PAC Entity shall cease to be a Participating Company in the Astronics Health and Welfare Plans upon Astronics providing not less than 60 days advance written notice to MOD-PAC, or a MOD-PAC Entity, that Astronics will no longer will permit it to participate in all or some of the Astronics Health and Welfare Plans.

        Section 2.3. ESTABLISHMENT OF MOD-PAC PLANS. Effective Immediately after the Distribution Date, MOD-PAC shall adopt, or cause to be adopted, the MOD-PAC Savings/401(k) Plan, the MOD-PAC Stock Awards Plans, the MOD-PAC Supplemental Retirement Plan, and the MOD-PAC Executive Benefit Plans for the benefit of MOD-PAC Individuals and other current and future employees of MOD-PAC and the MOD-PAC Entities. Effective as of January 1, 2003, MOD-PAC shall adopt, or cause to be adopted, the MOD-PAC Health and Welfare Plans for the benefit of the MOD-PAC Individuals and other current, future, and former employees of MOD-PAC and the MOD-PAC Entities. Except for the MOD-PAC Stock Award Plans and the MOD-PAC Stock Purchase Plan, the foregoing MOD-PAC Plans as in effect Immediately after the Distribution Date, or as in effect as of January 1 , 2003 for the MOD-PAC Health and Welfare Plans, respectively, shall be substantially similar in all Material Features to the corresponding Astronics Plans as in effect as of the Close of the Distribution Date or January 1 , 2003, respectively. Effective as of the Distribution Date, MOD-PAC shall adopt, or cause to be adopted, the MOD-PAC Non-Employee Director Plan, for the benefit of MOD-PAC Non-Employee Directors who were, immediately before the Distribution Date, Astronics Non-Employee Directors. The MOD-PAC Non-Employee Director Plan shall be substantially similar in all Material Features to the corresponding Astronics Non-Employee Director Plan as in effect on the Distribution Date, except that it need not provide for the accrual of additional benefits after the Distribution Date. [In addition, before the Distribution Date, MOD-PAC may adopt a plan or other arrangement for the payment of compensation of the MOD-PAC Non-Employee Directors in MOD-PAC Common Stock after the Distribution Date.]

        Section 2.4. TERMS OF PARTICIPATION BY MOD-PAC INDIVIDUALS IN MOD-PAC PLANS AND MOD-PAC NON-EMPLOYEE DIRECTORS IN MOD-PAC NON-EMPLOYEE DIRECTOR PLAN.

        (a) MOD-PAC PLANS. The MOD-PAC Plans shall be, with respect to MOD-PAC Individuals, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Astronics Plans. Astronics and MOD-PAC shall agree on methods and procedures to prevent MOD-PAC Individuals from receiving duplicative benefits from the Astronics Plans and the MOD-PAC Plans. With respect to MOD-PAC Individuals, each MOD-PAC Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Close of the Distribution Date, were recognized under the corresponding Astronics Plan shall, as of Immediately after the Distribution Date, receive full recognition, credit, and validity and be taken into account under such MOD-PAC Plan to the same extent as if occurred under such MOD-PAC Plan, except to the extent that duplication of benefits would result. The provisions of this Agreement for the transfer of assets from certain trusts relating to Astronics Plans to the corresponding trusts relating to MOD-PAC Plans are based upon the understanding of the parties that each such MOD-PAC Plan will assume all Liabilities of the corresponding Astronics Plan to or relating to MOD-PAC Individuals, as provided for herein. If any such Liabilities are not effectively assumed by the appropriate MOD-PAC Plan, then the amount of assets transferred to the trust relating to such MOD-PAC Plan from the trust relating to the corresponding Astronics Plan shall be recomputed taking into account the retention of such Liabilities by such Astronics Plan, and assets shall be transferred by the trust relating to such MOD-PAC Plan to the trust relating to such Astronics Plan so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets.

        (b) MOD-PAC NON-EMPLOYEE DIRECTOR PLAN. The MOD-PAC Non-Employee Director Plan shall be, with respect to the MOD-PAC Non-Employee Directors who participated in the corresponding Astronics Non-Employee Director Plan, in all respects the successor in interest to, and shall not provide benefits that duplicate benefits provided by, such Astronics Plan.

ARTICLE III.

DEFINED CONTRIBUTION PLANS

        Section 3.1. SAVINGS/401(k) PLAN.

        (a) SAVINGS/401(k) PLAN TRUST. Effective Immediately after the Distribution Date, MOD-PAC shall establish, or cause to be established, a separate trust qualified under Code Section 401(a), exempt from taxation under Code Section 501(a), and forming part of the MOD-PAC Savings/401(k) Plan.

        (b) ASSUMPTION OF LIABILITIES AND TRANSFER OF ASSETS. Effective Immediately after the Distribution Date: (i) the MOD-PAC Savings/401(k) Plan shall assume and be solely responsible for all Liabilities to or relating to MOD-PAC Individuals under the Atro Companies Savings/401(k) Plan and (ii) Astronics shall cause the accounts of the MOD-PAC Individuals under the Atro Companies Savings/401(k) Plan which are held by its related trust as of the Close of the Distribution Date to be transferred to the MOD-PAC Savings/401(k) Plan and its related trust, and MOD-PAC shall cause such transferred accounts to be accepted by such plan and trust. Effective no later than Immediately after the Distribution Date, MOD-PAC shall use its reasonable best efforts to enter into agreements satisfactory to MOD-PAC to accomplish such assumptions and transfers, the maintenance of the necessary participant records, the appointment of Vanguard Fiduciary Trust Company as initial trustee under the MOD-PAC Savings/401(k) Plan, and the engagement of Vanguard as initial recordkeeper under such plans. The 2002 match for MOD-PAC Individuals who are participants in the MOD-PAC Savings/401(k) Plan will be funded by MOD-PAC in the amount that would have been provided under the Atro Companies Savings/401(k) Plan had the assumption of liabilities and transfer of assets described herein not occurred.

ARTICLE IV.

HEALTH AND WELFARE PLANS

        Section 4.1. ESTABLISHMENT OF MIRROR HEALTH AND WELFARE PLAN. Effective as of January 1, 2003, MOD-PAC shall establish, or cause to be established health and medical plans that have Material Features similar to those under the Astronics Health and Medical Plans.

        Section 4.2. VENDOR CONTRACTS.

        (a) THIRD-PARTY ASO CONTRACTS.

                (1) At MOD-PAC's request, Astronics shall use its reasonable best efforts to amend each administrative services only contract with a third-party administrator that relates to any of the Astronics Health and Welfare Plans (an "ASO Contract") in existence as of the date of this Agreement to permit MOD-PAC to participate in the terms and conditions of such ASO Contract from January 1, 2003 until December 31, 2003.

        (b) HMO AGREEMENTS.

                (1) Astronics shall use its reasonable best efforts to amend all agreements with HMOs that provide medical services under the Astronics Medical Plans for 2003 ("HMO Agreements") in existence as of the date of this Agreement to permit MOD-PAC to participate in the terms and conditions of such HMO Agreements, in each case, from January 1, 2003 until December 31, 2003.

                (2) Astronics shall have the right to determine, and shall promptly notify MOD-PAC of, the manner in which MOD-PAC's participation in the terms and conditions of all HMO Agreements as set forth above shall be effectuated. The permissible ways in which MOD-PAC's participation may be effectuated include automatically making MOD-PAC a party to the HMO Agreements or obligating the HMOs to enter into agreements with MOD-PAC which are similar to the HMO Agreements. Such terms and conditions shall include the financial and termination provisions of the HMO Agreements. MOD-PAC hereby authorizes Astronics to act on its behalf to extend to MOD-PAC the terms and conditions of the HMO Agreements. MOD-PAC shall fully cooperate with Astronics in such efforts, and MOD-PAC shall not perform any act, including discussing any alternative arrangements with any third-party that would prejudice Astronics' efforts.

                (3) Notwithstanding anything in this Article IV to the contrary, MOD-PAC shall have the sole discretion to determine which HMOs to offer to the participants in the MOD-PAC Medical Plans for 2003 and subsequent years.

        Section 4.3. SICKNESS AND SORT TERM DISABILITY. Astronics shall transfer to MOD-PAC, effective Immediately after the Distribution Date, responsibility for administering all claims incurred under the Astronics Sickness and Short Term Disability Plan by MOD-PAC Individuals before the Close of the Distribution Date that are administered by Astronics as of the Close of the Distribution Date. MOD-PAC shall have sole discretionary authority to make any necessary determinations with respect to such claims, including entering into settlements with respect to such claims.

        Section 4.4. GROUP LIFE AND AD&D PROGRAMS. Effective as of the Close of the Distribution Date, Astronics shall cause the insurance carrier that provides basic life insurance coverage, supplemental life insurance coverage, dependent life insurance coverage, and accidental life insurance coverage under the Astronics Group Life and AD&D Program to: (a) perform an experience rating; (b) allocate the applicable premium stabilization reserves between Astronics and MOD-PAC on an actuarial basis; (c) allocate pending claim reserves based on actual claims data; and (d) allocate unreported claim reserves based on expected claims by coverage.

        Section 4.5. COBRA. Immediately after the Distribution Datethrough December 31, 2004 (the "Transition Period"), Astronics shall be responsible for administering compliance with the health care continuation coverage requirements of COBRA and the Astronics Health and Welfare Plans with respect to MOD-PAC Individuals and beneficiaries and dependents thereof and MOD-PAC and the MOD-PAC Entities shall be responsible for filing all necessary employee change notices with respect to their respective employees in accordance with applicable Astronics policies and procedures. After the Transition Period, MOD-PAC shall solely be responsible for administering compliance with the health care continuation coverage requirements of COBRA and the MOD-PAC Health and Welfare plans, and, with respect to MOD-PAC Individuals, the Astronics Health and Welfare Plans.

        Section 4.6. LEAVE OF ABSENCE PROGRAMS AND FMLA.

        (a) Effective Immediately after the Distribution Date: (i) MOD-PAC shall honor, and shall cause each MOD-PAC Entity to honor, all terms and conditions of leaves of absence which have been granted to any MOD-PAC Individual under a Astronics Leave of Absence Program or FMLA before the Close of the Distribution Date by Astronics, MOD-PAC, or an MOD-PAC Entity, including such leaves that are to commence after the Distribution Date; (ii) MOD-PAC and each MOD-PAC Entity shall be solely responsible for administering leaves of absence and compliance with FMLA with respect to their employees; and (iii) MOD-PAC and each MOD-PAC Entity shall recognize all periods of service of MOD-PAC Individuals with Astronics or a Astronics Entity, as applicable, to the extent such service is recognized by Astronics for the purpose of eligibility for leave entitlement under the Astronics Leave of Absence Programs and FMLA; provided, that no duplication of benefits shall be required by the foregoing.

        (b) As soon as administratively possible after the Close of the Distribution Date, Astronics shall provide to MOD-PAC copies of all records pertaining to the Astronics Leave of Absence Programs and FMLA with respect to all MOD-PAC Individuals to the extent such records have not been provided previously to MOD-PAC or an MOD-PAC Entity.

        Section 4.7. ASTRONICS WORKERS' COMPENSATION PROGRAM.

        (a) ADMINISTRATION OF CLAIMS. Effective Immediately after the Distribution Date, MOD-PAC shall be responsible for the administration of all claims that are, or have been, incurred under the Astronics WCP before the Close of the Distribution Date by MOD-PAC Individuals ("MOD-PAC WCP Claims"). MOD-PAC shall discharge its responsibility by securing insurance coverage or, to the extent Legally Permissible (as defined below), securing a self-insurance certificate in one or more states. For purposes of this Section 4.6(a), "Legally Permissible" shall be determined on a state-by-state basis, and shall mean that administration of MOD-PAC WCP Claims by MOD-PAC is permissible under the applicable state's workers' compensation laws (taking into account all relevant facts, including that MOD-PAC may have a self-insurance certificate in that state).

        (b) COOPERATION. Each party shall fully cooperate with the other with respect to the administration and reporting of MOD-PAC WCP Claims and the transfer of the administration of any MOD-PAC WCP Claims to MOD-PAC as determined under this Section 4.6. Upon the request of MOD-PAC, Astronics will make reasonable efforts to support any application MOD-PAC may make for a self-insurance certificate in one or more states.

        Section 4.8. ASTRONICS EMPLOYEE ASSISTANCE PROGRAM. Effective Immediately after the Distribution Date, MOD-PAC shall contract with an employee assistance program vendor to provide employee assistance program services to MOD-PAC Individuals. As of the Close of the Distribution Date, the Astronics Employee Assistance Program shall cease to have any responsibility to provide employee assistance services for any MOD-PAC Individuals. Astronics shall make reasonable transitional arrangements to provide adequately for the continuation of services for MOD-PAC Individuals who are in an active treatment program as of the Distribution Date through [ ], 2003.

        Section 4.9. ADMINISTRATION.

        (a) COORDINATION OF BENEFITS FOR SPOUSES, DEPENDENTS AND DOMESTIC PARTNERS. Effective as of January 1, 2003, MOD-PAC shall cause the MOD-PAC Health and Welfare Plans to permit eligible MOD-PAC Individuals to cover their lawful spouses as dependents if such lawful spouses are active or retired Astronics employees. As of the first January 1 that occurs on or after the Distribution Date, Astronics shall cause the Astronics Health and Welfare Plans to permit eligible Astronics and Astronics Entity employees to cover their lawful spouses as dependents if such lawful spouses are active or retired MOD-PAC employees. All benefits provided under either the MOD-PAC Health and Welfare Plans or the Astronics Health and Welfare Plans to a lawful spouse of the other company's plans shall be coordinated pursuant to the terms and conditions of the applicable Health and Welfare Plans as in effect from time to time.

        (b) OTHER POST-DISTRIBUTION TRANSITIONAL RULES.

                (1) HEALTH AND WELFARE PLANS SUBROGATION RECOVERY. After the Distribution Date, Astronics shall pay to MOD-PAC any amounts Astronics recovers from time to time through subrogation or otherwise for claims incurred by or reimbursed to any MOD-PAC Individual. If MOD-PAC recovers any amounts through subrogation or otherwise for claims incurred by or reimbursed to employees and former employees of Astronics or a Astronics Entity and their respective beneficiaries and dependents (other than MOD-PAC Individuals), MOD-PAC shall pay such amounts to Astronics.

                (2) EXCHANGE OF HISTORICAL DATA. Astronics acknowledges that Astronics shall have access to medical claims and eligibility data for MOD-PAC employees through the Distribution Date. Astronics will allow MOD-PAC to make written requests for this historical data until one year after the Distribution Date. Astronics will use its best efforts to respond to complete requests.

        Section 4.10. APPLICATION OF ARTICLE IV TO MOD-PAC ENTITIES. Any reference in this Article IV to "MOD-PAC" shall include a reference to an MOD-PAC Entity when and to the extent MOD-PAC has caused the MOD-PAC Entity to (a) become a party to a vendor contract, group insurance contract, or HMO letter agreement associated with an MOD-PAC Health and Welfare Plan, (b) become a self-insured entity for the purposes of one or more MOD-PAC Health and Welfare Plans, (c) assume all or a portion of the liabilities or administrative responsibilities for benefits which arose before the Close of the Distribution Date under a Astronics Health and Welfare Plan and which were expressly assumed by MOD-PAC pursuant to the terms of this Agreement, or (d) take any other action, extend any coverage, assume any other liability or fulfill any other responsibility that MOD-PAC would otherwise be required to take under the terms of this Article IV, unless it is clear from the context that the particular reference is not intended to include an MOD-PAC Entity. In all such instances in which a reference in this Article IV to "MOD-PAC" includes a reference to an MOD-PAC Entity, MOD-PAC shall be responsible to Astronics for ensuring that the MOD-PAC Entity complies with the applicable terms of this Agreement and the MOD-PAC Individuals allocated to such MOD-PAC Entity shall have the same rights and entitlements to benefits under the applicable MOD-PAC Health and Welfare Plans that the MOD-PAC Individual would have had if he or she had instead been allocated to MOD-PAC.

ARTICLE V.

EXECUTIVE BENEFITS, NON-EMPLOYEE DIRECTOR BENEFITS, AND OTHER STOCK-BASED COMPENSATION

        Section 5.1. ASSUMPTION OF OBLIGATIONS. Effective Immediately after the Distribution Date, MOD-PAC and the MOD-PAC Entities shall assume and be solely responsible for all Liabilities to or relating to MOD-PAC Individuals under all Astronics Executive Benefit Plans.

        Section 5.2. ASTRONICS STOCK AWARD PLANS. Astronics and MOD-PAC shall use their reasonable best efforts to take all actions necessary or appropriate so that each outstanding Award granted under any Astronics Stock Award Plan held by any MOD-PAC Individual shall be replaced as set forth in this Section 5.2 with an Award under the MOD-PAC Stock Award Plan.

        (a) STOCK OPTIONS. The Compensation Committee of Astronics' Board of Directors shall cause each Award consisting of a Astronics Option that is outstanding as of the Close of the Distribution Date and is held by a MOD-PAC Individual to be replaced, effective Immediately after the Distribution Date, with a MOD-PAC Option under a MOD-PAC Stock Award Plan. Such MOD-PAC Option shall provide for the purchase of a number of shares of MOD-PAC Common Stock equal to the number of shares of Astronics Common Stock subject to such Astronics Option as of the Close of the Distribution Date, multiplied by the Ratio, with fractional shares rounded down to the nearest whole share. The per-share exercise price of such MOD-PAC Option shall equal the per-share exercise price of such Astronics Option as of the Close of the Distribution Date divided by the Ratio. Each such MOD-PAC Option shall otherwise have the same terms and conditions as were applicable to the corresponding Astronics Option as of the Close of the Distribution Date, except that references to Astronics and its Affiliates shall be amended to refer to MOD-PAC and its Affiliates. Subject to applicable law in non-U.S. jurisdictions, outstanding Awards under Astronics Stock Award Plans shall be adjusted with the aim of achieving equivalent treatment as described above.

        Section 5.3. NON-EMPLOYEE DIRECTOR BENEFITS. As of the Distribution Date, MOD-PAC shall assume and be solely responsible for all Liabilities under the Non-Employee Director Plan to or relating to MOD-PAC Non-Employee Directors.

ARTICLE VI.

GENERAL AND ADMINISTRATIVE

        Section 6.1. ACTUARIAL AND ACCOUNTING METHODOLOGIES AND ASSUMPTIONS. Except as otherwise contemplated by this Agreement or as required by law, all determinations as to the amount or valuation of any assets of or relating to any Astronics Plan (whether or not such assets are being transferred to an MOD-PAC Plan) shall be made pursuant to procedures to be established by the parties before the Distribution Date.

        Section 6.2. SHARING OF PARTICIPANT INFORMATION. Astronics and MOD-PAC shall share, Astronics shall cause each applicable Astronics Entity to share, and MOD-PAC shall cause each applicable MOD-PAC Entity to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Astronics Plans and the MOD-PAC Plans. Astronics and MOD-PAC and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration.

        Section 6.3. REPORTING, DISCLOSURE AND COMMUNICATIONS TO PARTICIPANTS. While MOD-PAC is a Participating Company in the Astronics Health and Welfare Plans, MOD-PAC shall take, and shall cause each other applicable MOD-PAC Entity to take, all actions necessary or appropriate to facilitate the distribution of all Astronics Health and Welfare Plan-related communications and materials to employees, participants and beneficiaries, including summary plan descriptions and related summaries of material modification, summary annual reports, and notices for the Astronics Plans. MOD-PAC shall assist, and MOD-PAC shall cause each other applicable MOD-PAC Entity to assist, Astronics in complying with all reporting and disclosure requirements of ERISA, including the preparation of Form 5500 annual reports for the Astronics Health and Welfare Plans, where applicable.

        Section 6.4. NON-TERMINATION OF EMPLOYMENT; NO THIRD-PARTY BENEFICIARIES. No provision of this Agreement nor the Separation and Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any MOD-PAC Individual or other future, present or former employee of Astronics, a Astronics Entity, MOD-PAC, or an MOD-PAC Entity under any Astronics Plan or MOD-PAC Plan or otherwise. Without limiting the generality of the foregoing: (i) neither the Distribution nor the termination of the Participating Company status of MOD-PAC or an MOD-PAC Entity shall cause any employee to be deemed to have incurred a termination of employment or layoff which entitles such individual to the commencement of benefits under any of the Astronics Plans or any of the MOD-PAC Plans; and (ii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude MOD-PAC, at any time after the Close of the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any MOD-PAC Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any MOD-PAC Plan.

        Section 6.5. PLAN AUDITS.

        (a) AUDIT RIGHTS WITH RESPECT TO INFORMATION PROVIDED.

                (1) Each of Astronics and MOD-PAC, and their duly authorized representatives, shall have the right to conduct audits with respect to all information provided to it by the other party. The party conducting the audit (the "Auditing Party") shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.5(a). The Auditing Party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Separation and Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the Auditing Party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

                (2) The Auditing Party's audit rights under this Section 6.5(a) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the "Non-parties"). The party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party's expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party's expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the party being audited shall be limited to providing, at the Auditing Party's expense, a single individual at each audited site for purposes of facilitating the audit.

        (b) AUDITS REGARDING VENDOR CONTRACTS. From Immediately after the Distribution Date and for a one-year period thereafter, Astronics and MOD-PAC and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to the Astronics Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor's internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Astronics and MOD-PAC shall agree on the performance standards, audit methodology, auditing policy and quality measures and reporting requirements relating to the audits described in this Section 6.5 and the manner in which costs incurred in connection with such audits will be shared.

        Section 6.6. BENEFICIARY DESIGNATIONS. All beneficiary designations made by MOD-PAC Individuals for Astronics Plans shall be transferred to and be in full force and effect under the corresponding MOD-PAC Plans until such beneficiary designations are replaced or revoked by the MOD-PAC Individual who made the beneficiary designation.

        Section 6.7. COOPERATION. MOD-PAC shall cooperate fully with Astronics on any issue relating to the transactions contemplated by this Agreement for which Astronics elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the DOL. Astronics shall cooperate fully with MOD-PAC with respect to any request for a determination letter or private letter ruling from the IRS or advisory opinion from the DOL with respect to any of the MOD-PAC Plans relating to the transactions contemplated by this Agreement.

        Section 6.8. LIFE INSURANCE. To the extent the transfer or allocation of all or a portion of any life insurance policies results in any adverse tax or legal consequences, including (i) any finding that such transfer results in the creation of a modified endowment contract within the meaning of Code Section 7702A, a transfer for value within the meaning of Code Section 101(a), or a lack of insurable interest for either Astronics or MOD-PAC (or their respective trusts, if any), or (ii) multiple claims for insurance proceeds, Astronics and MOD-PAC shall take such steps as may be necessary to contest any such finding and, to the extent of any final determination that such adverse tax or legal consequences will result, Astronics and MOD-PAC shall make such further adjustments so as to place both parties in the proportionate financial position that they each would have been in relative to the other but for such adverse tax or legal consequences.

        Section 6.9. FIDUCIARY MATTERS. Astronics and MOD-PAC each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.

        Section 6.10. CONSENT OF THIRD PARTIES. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Astronics and MOD-PAC shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Astronics and MOD-PAC shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

        Section 6.11. QUIET PERIODS. MOD-PAC shall take such action as is necessary to ensure that participants in the MOD-PAC Savings/401(k) Plan, and the Stock Award Plans are notified that a quiet period will occur beginning on or about the Distribution Date, during which changes in investment direction, withdrawals, exercises and other activity with respect to participants' accounts and Awards generally will not be permitted.

        Section 6.12. ASTRONICS' AND MOD-PAC'S GENERAL OBLIGATIONS AS PLAN SPONSORS. Astronics and MOD-PAC, respectively, shall continue to administer, or cause to be administered, in accordance with their terms and applicable law, the Supplemental Retirement Plan, the Executive Benefit Plans, the Health and Welfare Plans, the Savings/401(k) Plans, the Stock Award Plans, and any other Plan, and shall have the sole discretion and authority to interpret such Plans as set forth therein.

        Section 6.13. ADJUSTMENTS TO PLAN TRANSFERS. In the event of transfers of employment status, or corrections to data, calculations or methods used to calculate any Liabilities or assets transferred to the trust relating to an MOD-PAC Plan from the trust relating to the corresponding Astronics Plan that occur prior to March 31, 2004, such Liabilities and assets shall be recomputed so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets. Any such adjustments to amounts transferred pursuant to this Agreement from a Astronics Plan or trust thereunder to an MOD-PAC Plan or a trust thereunder shall be made between such Plans or trusts. If an employee assigned to either MOD-PAC or Astronics is not correctly reported on the records of any Plan, any Liability arising from such error shall be the responsibility of the employer of the individual on the date such error is identified, or of a Plan sponsored by such employer. Determinations of what entity employs or employed a particular individual shall be made by reference to the applicable legal entity and/or other appropriate accounting code, to the extent possible.

ARTICLE VII.

MISCELLANEOUS

        Section 7.1. EFFECT IF DISTRIBUTION DOES NOT OCCUR. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Close of the Distribution Date, Immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by MOD-PAC and Astronics.

        Section 7.2. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

        Section 7.3. AFFILIATES. Each of Astronics and MOD-PAC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a Astronics Entity or an MOD-PAC Entity, respectively.

        Section 7.4. INCORPORATION OF SEPARATION AND DISTRIBUTION AGREEMENT PROVISIONS. The provisions of the Separation and Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein.

        IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

ASTRONICS CORPORATION

By: Peter J. Gunderman________
       Peter J. Gunderman, President

MOD-PAC CORP.

By: Daniel G. Keane__________
       Daniel G. Keane, President

SCHEDULE I

EXECUTIVE BENEFIT PLANS

1. Astronics Corporation Supplemental Retirement Plan

2. Astronics Corporation Non-Qualified Deferred Compensation Plan

3. Astronics Corporation Incentive Stock Option Plan

4. Astronics Corporation 1992 Incentive Stock Option Plan

5. Astronics Corporation 2001 Incentive Stock Option Plan

6. Astronics Corporation Employee Stock Purchase Plan

HEALTH AND WELFARE PLANS

1. The ATROFLEX Benefit Program including:

    A. Health Care Reimbursement Account

    B. Dependant Care Reimbursement Account

    C. Medical Plan

    D. Dental Plan

    E. Group Life and Accidental Death and Dismemberment Plan

    F. Long-Term Disability Plan

    G. Short-Term Disability Plan

SCHEDULE II

        1. All individuals who receive wages or other compensation which are reported to the Internal Revenue Service on a statement which identifies MOD-PAC as the paying entity.